UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2021 (September 29, 2021)

BlackSky Technology Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39113	47-1949578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13241 Woodland Park Road
Suite 300
Herndon, Virginia	20171
(Address of principal executive offices)	(Zip code)

(571) 267-1571

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BKSY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BKSY.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2021, the board of directors (the “Board”) of BlackSky Technology Inc. (the “Company”) approved an increase in the number of authorized directors from six to seven and elected Susan M. (Sue) Gordon as a Class II member of the Board to fill the vacancy. Ms. Gordon will serve as an independent director, as determined by the Board, and serve on the Company’s Nominating and Corporate Governance Committee. Her term will expire at the 2023 annual meeting of stockholders.

Sue Gordon, age 63, is a highly respected intelligence professional, visionary leader, and trusted strategic advisor on a broad spectrum of complex issues, including cybersecurity, emerging and disruptive technologies, artificial intelligence, and information operations. Ms. Gordon is the former principal deputy director of national intelligence, the nation’s highest-ranking career intelligence officer. In that capacity, Ms. Gordon managed the operations of the intelligence community and was a key advisor to the President and National Security Council. Prior to her role as principal deputy director of national intelligence, Ms. Gordon served as deputy director of the National Geospatial-Intelligence Agency (NGA). In this position, she provided leadership to the agency and managed the National System of Geospatial Intelligence. Prior to the NGA, she served 27 years at the Central Intelligence Agency (CIA). At the CIA, Ms. Gordon rose to senior executive positions in each of the Agency’s four directorates: operations, analysis, science and technology, and support. Over the course of her career, Ms. Gordon led the establishment of In-Q-Tel, the CIA’s venture arm, and ultimately became the Director’s senior advisor on cyber issues.

Ms. Gordon is currently a consultant and advisor on technology and global risk with GordonVentures LLC. Among other endeavors, she is a member of the Board of CACI, Avantus Federal, and National Intelligence University Foundation. She also serves on several technology advisory boards and consults with Microsoft Corporation. Ms. Gordon is a fellow at Duke and Harvard Universities and she continues to support Defense Department and Intelligence Community study activities. She holds a Bachelor of Science degree in zoology (biomechanics) from Duke University.

Ms. Gordon is eligible to receive compensation as outlined in the Company’s outside director compensation policy (the “Policy”), which is attached to the Company’s 8-K filing (Exhibit 10.13) dated September 15, 2021. Under the Policy, the Company’s outside directors are eligible to receive an annual cash retainer based on their general service on the Board and no additional cash retainers for participation or serving as chairperson of Board committees.

The Company’s outside directors are also eligible to receive equity awards under the Company’s 2021 equity incentive plan (the “Plan”). Therefore, under the Policy, Ms. Gordon will be awarded an initial grant of restricted stock units having a value, as defined under the Policy, of $300,000 at the time of grant under the Plan. This award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. As an outside director, Ms. Gordon is also eligible to receive an annual grant of restricted stock or restricted stock units having a value, as defined under the Policy, of $150,000 at the time of grant, provided the non-employee director has served on the Company’s Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the earlier of one-year anniversary of the date of grant or upon the next annual meeting. The Board has discretion to accelerate or modify such vesting schedule. Finally, the Company reimburses its outside directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

In connection with her election, Ms. Gordon entered into the Company’s standard indemnification agreement for directors and officers.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 5, 2021

BLACKSKY TECHNOLOGY INC.

By:	/s/ Chris Lin
Name: Chris Lin
Title: General Counsel and Corporate Secretary

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